        As filed with the Securities and Exchange Commission on December _, 1999
                                                      Registration No. 333-80585

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                             _____________________
                                AMENDMENT NO. 2
                                  FORM S-3/A
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                             _____________________
                                 VIDAMED, INC.
            (Exact name of Registrant as specified in its charter)
                             _____________________

         Delaware                                   0000                         77-0314454
(State or other jurisdiction of          (Primary Standard Industrial         (I.R.S. Employer
incorporation or organization)           Classification Code Number)       Identification Number)

                             46107 Landing Parkway
                           Fremont, California 94538
                                (510) 492-4900
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                             _____________________
                               Randy D. Lindholm
                     President and Chief Executive Officer
                                 VidaMed, Inc.
                             46107 Landing Parkway
                           Fremont, California 94538
                                (510) 492-4900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                             _____________________
                                  Copies to:
                            Carolyn R. Klasco, Esq.
                            Steven O. Gasser, Esq.
                        Shartsis, Friese & Ginsburg LLP
                        One Maritime Plaza, 18th Floor
                            San Francisco, CA 94111
                                (415) 421-6500
                                --------------

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE
                        -------------------------------

==================================================================================================================================
                                                                            Proposed               Proposed           Amount of
           Title of Each Class of Securities          Amount to be     Maximum Offering Price  Maximum Aggregate    Registration
                   to be Registered                    Registered          Per Share (1)       Offering Price (1)      Fee (4)
----------------------------------------------------------------------------------------------------------------------------------
Common stock $0.001 par value                         6,000,000 shares     $1.8125               $10,875,000           $3,023.25
----------------------------------------------------------------------------------------------------------------------------------
Warrants to purchase shares of common stock (2)       1,500,000             0.00                    N/A                   N/A
----------------------------------------------------------------------------------------------------------------------------------
Common stock to be issued when those Warrants are     1,500,000 shares     $1.8125               $ 2,718,750           $  755.81
 exercised (3)
==================================================================================================================================

_____________________
(1) Estimated solely for the purpose of computing the amount of the registration fee based on the average of the high and low prices of the common stock as reported on the Nasdaq National Market on December 14, 1999 pursuant to Rule 457(c) under the Securities Act of 1933.
(2) Pursuant to Rule 457(g) under the Securities Act of 1933, no filing fee is required.
(3) Pursuant to Rule 416 under the Securities Act of 1933, there are also being registered an indeterminate number of additional shares as may become issuable pursuant to the anti-dilution provisions of the Warrants.
(4) Registration Fee of $4,170 previously paid on initial filing of this Registration Statement on June 14, 1999.
                             _____________________

    The registrant hereby amends this registration statement on the date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective as provided by section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date as the Commission, acting pursuant to said section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED DECEMBER _, 1999

                                  PROSPECTUS

                                 VIDAMED, INC.

                       6,000,000 Shares of Common Stock

                  1,500,000 Warrants to Purchase Common Stock

              1,500,000 Shares of Common Stock to be Issued Upon
                           the Exercise of Warrants

     The shares offered by this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 2 of this prospectus for information that you should consider before purchasing these securities.

     We may sell the shares and warrants in amounts, at prices and on terms determined at the time of the sale. We will provide specific terms of these securities in supplements to this prospectus. The shares and warrants may be offered separately or together, in separate series, and in amounts, at prices and on terms to be described in supplements to this prospectus.

     You should read this prospectus and any supplement carefully before you invest.

     Our common shares are traded on the Nasdaq SmallCap Market under the symbol "VIDA." On December 14, 1999, the average of the high and low prices of our common stock on the Nasdaq was $1.8125 per share.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is December _, 1999

     No person is authorized to give any information or to make any representations not contained in this prospectus. If other information is given or representations are made, you may not rely on that information or those representations as having been authorized by us. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered in this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where the offer or solicitation would be unlawful. You may not infer from the delivery of this prospectus, nor from any sale made under this prospectus, that our affairs are unchanged since the date of this prospectus or that the information contained in this prospectus is correct as of any time after the date of this prospectus.


                               Table Of Contents
                               -----------------

ABOUT VIDAMED...........................................................................   1
RISK FACTORS............................................................................   2
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS CONTAINED IN THIS PROSPECTUS..   7
USE OF PROCEEDS.........................................................................   7
PLAN OF DISTRIBUTION....................................................................   7
DESCRIPTION OF SECURITIES...............................................................   8
LEGAL MATTERS...........................................................................  10
EXPERTS.................................................................................  10
WHERE YOU CAN FIND MORE INFORMATION.....................................................  10
INFORMATION INCORPORATED BY REFERENCE...................................................  11

                                 About VidaMed

     VidaMed designs, develops and markets urological systems that are used for urinary tract disorders. We primarily treat the enlarged prostrate or Benign Prostatic Hyperplasia, a noncancerous condition of the prostrate gland affecting urination. VidaMed's primary product, the patented VidaMed TUNA System, is a reasonably priced alternative therapy that minimizes surgical invasion, side effects and complications for this condition. On October 8, 1996, we received 510(k) clearance from the FDA to sell the TUNA System commercially in the United States. At the beginning of fiscal 1999, we began restructuring our sales and marketing model in the United States to shift the emphasis from selling the TUNA System itself to generating revenues through a fee-per-use program. Under the prior sales model, we focused on selling the TUNA System generator and related equipment to hospitals. Under our current model (known as the `fee per use' program), we place an entire TUNA System with a hospital at no charge to the hospital. Revenue is generated by selling a single use component needed for each TUNA procedure performed. Once the procedure is performed, the single use component is discarded and a new component must be purchased for the next procedure performed.

                                 Risk Factors

     An investment in the securities being offered by this prospectus involves a high degree of risk. VidaMed is in a negative cash flow position. You should consider VidaMed's financial situation and the following risk factors in addition to the other information discussed elsewhere in this prospectus and incorporated by reference into this prospectus before purchasing our securities.

VidaMed's Current Cash Resources Are Limited.

     As we began fiscal 1999, we believed that our then current cash balances, projected cash flows from operations, including our newly introduced fee-per-use program, and cash available under our financing facility would be sufficient to meet our operating and capital requirements through the end of the year. Although quarterly revenues generated by the fee-per-use program have been increasing since its inception, experience has shown that the fee-per-use program will take longer to implement than originally planned. The number of hospitals equipped to perform TUNA Procedures has not increased as rapidly as expected and the number of TUNA Procedures being performed at hospitals where our equipment has been placed is lower than expected. Costs to promote the program were higher than expected and we required additional funding to maintain current operating levels through December 31, 1999. Because of the shortage of operating funds, our independent auditors amended their opinion issued in connection with the financial statements included in our amended annual report on Form 10-K filed with the Securities and Exchange Commission for our 1998 fiscal year to include an explanatory fourth paragraph, expressing substantial doubt regarding our ability to continue as a going concern.

     On October 27, 1999, we sold 2.2 million shares of common stock in a private placement for net proceeds of approximately $4,300,000. Management believes that the proceeds of that equity financing together with revenues from the fee-per-use program will be sufficient to fund operations at current levels through the end of fiscal 1999. Additional financing may be required, however, to fund operations through the end of fiscal 2000. Management is pursuing, and believes it can obtain, financing to fund operations at current levels through the end of fiscal 2000. We will likely retain the services of an investment banker to help us raise additional capital. As of the date of this prospectus, however, we have not retained an investment banker or raised any additional equity financing.

     Additional financing may not be available, or if available, the terms may not be favorable. If additional financing is unavailable, management nonetheless believes that it would be able to fund operations through the end of fiscal 2000 by scaling back research and development, clinical trials, expansion into the office-based market and other areas of discretionary spending. Reductions in those areas could have a material adverse effect on our long-term opportunities to develop new and competitive products, obtain necessary governmental approvals of those products and develop additional markets for our products.

Additional Debt Financing May Be Unavailable or Too Costly.

     In October 1998, we finalized a commitment for $5.5 million in debt financing with Transamerica Technology Finance, a division of Transamerica Corporation. The facility is secured by our assets and consists of a revolving accounts receivable-based credit line of up to $3 million and a $2.5 million equipment term loan. Management believes that additional debt financing may be available, but that it would likely be limited in amount and costly because it would be subordinate to the Transamerica financing. We may be able to obtain additional debt financing from Transamerica, but we cannot give any assurance that we will be able to do so, or that the terms of such financing would be favorable.

     Since we became eligible to borrow under the accounts receivable-based credit line, we have generally borrowed the full amount available to us. As of October 1, 1999, we were eligible to borrow and had borrowed $511,000. The equipment term loan was funded in full as of December 31, 1998, at an interest rate of 12% per year. Repayment of that loan is amortized over a three year period, with monthly payments that began in December 1998.

If Our Efforts to Raise Additional Equity Capital Are Successful, Existing Stockholders Will Be Diluted.

     If we are successful in raising equity financing, the equity investments of our current stockholders will be diluted to the extent we issue shares of common stock, and to the extent warrants to purchase common stock are exercised. We are offering a total of 7.5 million shares of common stock by this prospectus, 1.5 million shares of which are issuable on exercise of 1.5 million warrants. As of November 30, 1999, VidaMed had issued and outstanding 22.9 million shares of common stock. In addition, it has 1.4 million shares of common stock available to issue from a prospectus dated February 2, 1999 4.2 million shares of common stock reserved under its various stock option and employee stock purchase plans, and 2.1 million shares reserved for issuance under existing warrants.

VidaMed Has a History of Operating Losses and Expects Operating Losses to Continue.

     We expect our operating losses to continue through at least the end of fiscal 2000 as we expend substantial funds on sales and marketing activities. Although we have reduced spending on clinical trials and development, the fee-per-use program is labor intensive and includes a sales and marketing team of approximately 27 full-time professionals. Our future liquidity and capital requirements will depend on numerous factors, including the extent to which the TUNA System gains market acceptance, our success in securing additional financing and actions relating to regulatory and Medicare reimbursement matters. We incurred operating losses in 1998, 1997 and 1996 of $19,873,000, $16,470,000 and $13,543,000, respectively. Operating losses through the first three quarters of fiscal 1999 total $9,411,000.

The Fee-Per-Use Sales Program is New and Untested.

     The fee-per-use program has been in place only since the end of our fourth quarter of 1998, and its success is uncertain. If revenues generated by the program are insufficient to fund our operations, we will have to obtain additional debt or equity financing to cover the shortfall, or develop another sales model to replace or supplement the fee-per-use program. We currently do not have any plans to replace the fee-per-use program, and are continually working to develop and enhance the program.

     During the first three quarters of fiscal 1999 since the fee-per-use program was introduced, our revenues from the program totaled $211,000, $396,000 and $675,000 against overall revenues of $1,037,000, $1,225,000 and 1,486,000.


VidaMed Depends on Physician and Patient Acceptance.

     The TUNA Procedure represents a new therapy for the treatment of men with an enlarged prostrate, and there can be no assurance that physicians, patients and health care payors will accept the TUNA System.

     Physicians will not recommend the TUNA Procedure unless they conclude, based on clinical data and other factors, that it is an effective alternative to other methods of enlarged prostrate treatment, including more established methods. In particular, physicians may elect not to recommend the TUNA Procedure until the duration of the relief provided by the procedure has been established. Broad use of the TUNA System will require the training of numerous physicians, and the time required to complete that training could result in a delay or dampening of market acceptance. Based on our experience, it initially takes approximately 4 hours to train a physician to perform a TUNA procedure, though additional training sessions are common after a physician first begins to perform TUNA procedures. Even if the clinical efficacy of the TUNA Procedure is established, physicians may elect not to recommend the procedure unless acceptable reimbursement from health care payors is available. See "Risk
Factors - VidaMed Depends on Third Party Reimbursement from Health Care Payors." Health care payor acceptance of the TUNA Procedure will require evidence of the cost effectiveness of TUNA compared with other therapies for enlarged prostrate, which will depend in large part on the duration of the relief provided by the TUNA Procedure. A thorough analysis of multi-year patient follow-up data will be necessary to assess the durability of the relief provided by TUNA therapy. Patient acceptance of the procedure will depend in part on physician recommendations as well as other factors, including the degree of invasiveness and rate and severity of complications associated with the procedure compared with other therapies.

VidaMed Depends on Third-Party Reimbursement from Health Care Payors.

     If physicians, hospitals and other users of our products fail to obtain sufficient reimbursement from health care payors, including, in particular, outpatient hospital Medicare reimbursement in the United States, our products will not be accepted in the marketplace.

     Third-party reimbursement is generally available for existing therapies used to treat men with an enlarged prostrate. In the United States, third-party reimbursement for the TUNA Procedure depends on decisions by the local Medicare Medical Directors to provide coverage for the TUNA Procedure, as well as by individual health maintenance organizations, private insurers and other payors. Reimbursement systems in international markets vary significantly by country. Many international markets have state managed health care systems that govern reimbursement for new devices and procedures. In most markets, there are private insurance systems as well as governmentally managed systems.


     TUNA Procedures in the United States are currently being reimbursed by certain private payors. Due to the age of the typical patient suffering from an enlarged prostrate, however, Medicare reimbursement is particularly critical for widespread market acceptance. Medicare CPT code number 53852, covering the physician fee component of the TUNA Procedure, was included in the 1998 edition of CPT codes, which became effective January 1, 1998. If adopted by local Medicare Medical Directors, this code should enhance the reimbursement process for physicians performing the TUNA Procedure in an outpatient hospital environment. As of November 30, 1999, 41 states provided for reimbursement for TUNA Procedures performed in a hospital setting. The remaining states are in the process of reviewing the TUNA Procedure to determine whether Medicare reimbursement will be authorized.

     National Medicare reimbursement for cost of TUNA procedures performed outside of a hospital setting, for example in an ambulatory surgery center or an office, at an adequate level will require approval by the Health Care Financing Administration after a review of the cost and efficacy of the TUNA Procedure. Reimbursement in both the office-based and ambulatory surgery centers systems is currently delayed while Medicare reviews its Year 2000 compliance issues. As a result of this delay, we can give no assurance that procedures performed in doctors' offices and ambulatory surgery centers will generate significant revenue for us in the United States.

Transfer to Nasdaq SmallCap Market May Affect the Market for Our Common Stock.

     Effective December 3, 1999, the Nasdaq-Amex Market Group notified us that the listing of our common stock would be transferred from the National Market to the SmallCap Market. While we do not believe that the transfer from the National Market or the listing of our common stock on the SmallCap Market will adversely affect our operations, business plans, ability to secure additional financing or the liquidity of our common stock, there may be consequences that we cannot presently predict. The transfer to the SmallCap Market follows a hearing conducted on November 4, 1999, by Nasdaq initiated because of our inability to satisfy the minimum net tangible asset listing requirement of the National Market and the issuance of going concern uncertainty paragraph in the opinion issued by our independent auditors in connection with our amended report on Form 10-K for the fiscal year ended December 31, 1998.

No Public Market Exists for VidaMed's Warrants.

     We do not intend to apply to list the warrants offered by this prospectus with the Nasdaq stock market or on any stock exchange. Accordingly, no public market for the warrants will exist prior to the public offering of the warrants, and there can be no assurance that an active trading market will develop in any of the warrants afterwards. Although we have previously issued warrants, we have never attempted to list those warrants with Nasdaq or any exchange.

     The warrants will not be exercisable unless, at the time of exercise, VidaMed has a current prospectus covering the shares of common stock to be issued upon exercise of the warrants, or those shares have been registered or qualified or are exempt from registration or qualification under the securities laws of the state of residence of the exercising holder of the warrants.

     We will use our best efforts to register and qualify under state law, or satisfy exemptions from such registration and qualification requirements, the shares of common stock to be issued upon the exercise of the warrants on or before the exercise date and to maintain a current prospectus until the expiration of the warrants. However, we cannot assure that we will be able to do so. If a current prospectus covering the shares of common stock to be issued upon exercise of the warrants is not available, the warrants will not be exercisable and will have no value.

VidaMed Relies on One Product Line.

     The VidaMed TUNA System consists of a radio frequency generator, a reuseable handle, a disposable cartridge and an optical telescope. If a material problem develops with any one or more of those components, our revenues would likely suffer because we do not have other products to rely on. Possible problems include, but are not necessarily limited to, malfunctions, failure to comply with or changes in governmental regulations, product recalls, product obsolescence, injunctions resulting from litigation, inability to protect our intellectual property, invalidity of our patents or shortages of product.

Our Corporate Structure Inhibits Stockholder Control,
Making an Acquisition of the Company More Difficult.

     Certain provisions of our Certificate of Incorporation and Bylaws inhibit stockholder control of VidaMed by:

 .  Allowing the Company to issue preferred stock without any vote or further action by the stockholders;
 .  Eliminating the right of stockholders to act by written consent without a meeting; and
 .  Eliminating cumulative voting in the election of directors.

     Because these provisions may make it more difficult for stockholders to take certain corporate actions, they could have the effect of delaying or preventing a change in control of VidaMed, or limiting the price that certain investors might be willing to pay for shares of our common stock.

Competitors Have Greater Resources and May Develop Better Products.

     Although there is a large market for the treatment of men suffering from enlarged prostrate, there are a number of therapies competing for market share. Competition in the market for minimally invasive devices to treat this condition has increased significantly and is expected to continue to increase. The relative speed with which we can develop products, complete clinical testing and regulatory approval processes, secure third-party reimbursement and supply commercial quantities of the product to the market are important competitive factors. Many of our competitors have significantly greater financial resources than ours which allows them to have larger technical, research, marketing, sales and distribution programs. If competitors are able to develop superior products, or are better able to market their products, we may not be successful in developing our fee-per-use program as projected. See "Risk Factors - The Fee-Per-Use Program is New and Untested."

The Volatility of Our Stock Price May Limit Our Ability to Obtain Additional Financing.

     The market price of our common stock has historically been highly volatile. In addition, the stock market has from time to time experienced significant price and volume fluctuations that are unrelated to our operating performance. The broad market fluctuations and the volatility of our stock may adversely affect its market price and impair our ability to obtain future funding from the sale of our common or preferred stock.

U.S. Governmental Regulation May Impair Our Ability to Compete.

     Although our current product line has received approval from the FDA, the manufacture, distribution and production of our products are subject to continuous governmental review. In addition, before we can introduce new products to the marketplace, those products must generally be approved by the FDA. Noncompliance with applicable requirements can result in:

 .  Fines;
 .  Injunctions;
 .  Civil penalties;
 .  Recall or seizure of products;
 .  Total or partial suspension of production;
 . Failure of the government to grant approval for devices; and/or . Criminal prosecution.

     Medical devices are classified into one of three classes, class I, II or III, on the basis of the controls necessary to reasonably ensure their safety and effectiveness. The safety and effectiveness can be assured for class I devices through general controls (e.g., labeling, pre-market notification and adherence to good manufacturing practices) and for class II devices through the use of special controls (e.g., performance standards, post-market surveillance, patient registries, and FDA guidelines). Generally, class III devices are those which must receive pre-market approval by the FDA to ensure their safety and effectiveness (e.g., life-sustaining, life-supporting and implantable devices, or new devices that have not been found substantially equivalent to legally marketed devices). The FDA has approved VidaMed's TUNA system as a class II device.

     Before a new device can be introduced into the market, the manufacturer must generally obtain FDA clearance. Clearance through a premarket notification will be granted if the submitted data establishes that the proposed device is substantially equivalent to a legally marketed class I or II medical device, or to a class III medical device for which the FDA has not called for a pre-market approval.

     The FDA may determine that a proposed device is not substantially equivalent to a legally marketed device, or that additional data is needed before a substantial equivalent determination can be made. A determination that the proposed device is not substantially equivalent, or a request for additional data, could delay the market introduction of new products that fall into this category. If we are required to obtain clearance in the future, there can be no assurance that we will obtain clearance within an acceptable time frame, if at all.

Foreign Governmental Regulation May Impair Our Ability to Compete.

     Foreign regulations governing the sale of medical devices outside the United States vary widely from country to country. The time required to obtain approval for sale in a foreign country may be longer or shorter than that required for FDA approval and the requirements may differ. Although we have received regulatory approvals where required for commercial sale of the TUNA System in all major international markets, the requirements to maintain those approvals could change, or new approvals could be necessary as we develop new products or modify existing products.

     We have received certifications that allow us to affix the "CE" mark to the TUNA System, permitting us to commercially market and sell the TUNA System in all countries of the European Economic Area. Additional product approvals from foreign regulatory authorities may be required for international sale of our general electro-surgical devices. Failure to comply with applicable regulatory requirements can result in loss of previously received approvals and other sanctions.

     Our distributor in Japan, Century Medical, Inc., is responsible for managing clinical trials and obtaining regulatory and reimbursement approvals for the TUNA System. Regulatory approval in Japan was received from the Japanese Ministry of Health and Welfare in July 1997 for our previous generation product. Approval by the Japanese Ministry of Health was granted for the new generator and ProVu system in August 1999. Failure to obtain market acceptance for the TUNA Procedure in Japan could preclude the commercial viability of our products in Japan and could have a material adverse effect on our business, financial condition and results of operations. We have agreed with Century Medical to terminate our business relationship. All regulatory approvals and distribution rights will be transferred upon our selection of a replacement distributor and compliance with Japanese law. The relationship with Century Medical does not terminate until all regulatory transfers are completed and effective.

We Do Not Control the Majority of Our Manufacturing.

     We have outsourced the manufacture of the disposable cartridge and most other components of the TUNA System. The success of our fee-per-use program will depend in part on our ability to obtain products from our manufacturers. Manufacturers often encounter difficulties in scaling up production of new products, including problems involving production yields, product recalls, quality control and assurance, component supply and lack of qualified personnel. If any of our manufacturers experience any production problems, we may not be able to locate an alternate manufacturer on a timely basis. Delays in production could negatively affect the success of our fee-per-use program. We have not recently experienced any material delays from our manufacturers.

  Cautionary Statement Regarding Forward-Looking Statements Contained in this
   Prospectus

     This prospectus and the documents incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on VidaMed's current expectations, beliefs, intentions or strategies. The statements concern, among other things, the availability of cash resources to fund continued operations, the success of VidaMed's new marketing strategy, market acceptance of our products, the likelihood of additional Medicare reimbursement approvals for the TUNA Procedure and the market impact of the transfer of our stock to the Nasdaq Small Cap Market. Reliance should not be placed on forward looking statements because they involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those suggested in the forward-looking statements. Except as required by applicable rules and regulations, we do not undertake to update the forward-looking statements.

                                Use of Proceeds

     Unless otherwise specified in a supplement to this prospectus, VidaMed intends to use the net proceeds from the sale of the securities offered by this prospectus for general corporate purposes. Until VidaMed uses the proceeds in its business, we will invest the proceeds in short-term investment grade interest-bearing instruments.

                             Plan of Distribution


     VidaMed may sell the securities offered by this prospectus to or through one or more underwriters or dealers, directly to a limited number of purchasers or to a single purchaser, or through agents. The securities may be distributed in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

     In connection with the sale of these securities, underwriters may receive compensation from VidaMed or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell these securities to or through dealers and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriter or agent will be identified, and any compensation received from VidaMed will be described, in one or more supplements to this prospectus.

     Shares sold under a prospectus supplement and any shares to be issued upon the exercise of any of the warrants issued under a prospectus supplement are expected to be listed on the Nasdaq SmallCap Market. Unless otherwise specified in the related prospectus supplement, each series of warrants will be a new issue with no established trading market. We may elect to list any series of warrants on an exchange, but we are not obligated to do so.

     It is possible that one or more underwriters may make a market in a series of these warrants, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market of any the securities offered by this prospectus.

     Under agreements we may enter into, underwriters, dealers and agents who participate in the distribution of these securities may be entitled to indemnification by VidaMed against certain liabilities, including liabilities under the Securities Act.

     Underwriters, dealers and agents may engage in transactions with, or perform services for, VidaMed in the ordinary course of business.

                           Description of Securities

     Preferred Stock


     VidaMed's restated certificate of incorporation filed with the Secretary of State in Delaware authorizes 5,000,000 shares of preferred stock, $.001 par value per share. As of September 3, 1999, no shares of preferred stock were outstanding.

     Common Stock

     VidaMed's restated certificate of incorporation authorizes 60,000,000 shares of common stock, $.001 par value per share. As of November 30, 1999, 22.9 million shares of common stock were outstanding, held by more than 5,000 stockholders. Holders of shares of common stock are entitled to one vote per share. VidaMed may, but is not required to, declare a dividend to holders of common stock. However, VidaMed is restricted by the terms of its loan agreement with Transamerica Business Credit Corporation from paying cash dividends without Transamerica's consent. If preferred stock is issued in the future, any distribution of VidaMed's assets to holders of common stock may be subordinate to distribution to holders of preferred stock, depending on the terms of the preferred stock.

     Rights Plan

     We have adopted a rights plan that may have the effect of delaying or preventing a change in control of our company. This plan attaches to each common share one right (a "Right") that, when exercisable, entitles the holder of the Right to purchase one one-thousandth of a share of series A participating preferred stock at a purchase price of $50, subject to adjustment. If a takeover event occurs, exercise of the Rights would entitle the holders to receive common stock of a surviving corporation, cash, property or other securities, with a market value equal to twice the purchase price. The Right would not exist in favor of holders attempting the takeover. The takeover events mentioned above include a person or group becoming the owner of 20% or more of VidaMed's common shares or the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding common shares. Accordingly, exercise of the Rights may cause substantial dilution to a person who attempts to acquire our company.

     Once our board of directors determines that a takeover event has occurred, the Rights automatically attach to each outstanding common share, including any shares offered in the applicable prospectus supplement. There is no monetary value presently assigned to the Rights, and they will not trade separately from the common shares unless and until they become exercisable. The Rights, which expire on December 19, 2006, may be redeemed, at the option of our board of directors, at a price of $.01 per Right at any time prior to the 10th day following the acquisition by a group or person of 20% or more of the outstanding common shares or a later date as determined by the board of directors and publicly announced by VidaMed. The rights plan may have certain anti-takeover effects, although it is not intended to preclude any acquisition or business combination that is at a fair price and otherwise in the best interests of VidaMed and our stockholders as determined by our board of directors. A stockholder could disagree, however, with the board of director's determination of what constitutes a fair price or the best interests of VidaMed and our stockholders.

     A description of the terms and conditions of the Rights is contained in an agreement entitled Preferred Shares Rights Agreement between us and American Securities Transfer & Trust, Inc., as Rights Agent. We filed a copy of the agreement as exhibit 4 to the registration statement filed on Form 8-A on January 31, 1997, which registration statement and all of its exhibits are incorporated by reference in this prospectus. See "Where You Can Find More Information" on page 10 of this prospectus for information about how to obtain a copy of the agreement. This description of the Rights is only a summary of the material terms of the Rights. It does not purport to be complete and is qualified in its entirety by reference to the actual agreement.

     Warrants

     The following is a summary of the material terms of the warrants.

     Exercise Price and Terms. The exercise price will be negotiated with the proposed purchaser of the warrant at the time of the sale of the warrant, and may not relate to its value. You should not regard the exercise price as an indication of any future market price of the common stock. When determined, the exercise price of each warrant will be provided in a prospectus supplement. Each warrant offered by this prospectus will entitle the registered holder to purchase, for a fixed period beginning on the date of issuance, a fixed number of shares of VidaMed common stock at a fixed price per share. The price may be adjusted in the circumstances described below. The registered holder of a warrant will be able to exercise it, in whole or in part, by surrendering the certificate representing the warrant to the Company or as the Company otherwise directs, completing the subscription form attached to the warrant and paying the exercise price.

     Expiration. Each warrant can be exercised by its registered holder at any time during the three-year period after issuance, provided the warrant and the common stock issuable on exercise of the warrant are registered or are exempt from registration. At the end of the three-year period, the warrants expire. The warrants may include a provision enabling VidaMed to call the warrants, compelling a holder to exercise its warrant, in the event that the price per share of VidaMed's stock exceeds the exercise price of the warrants for a certain number of days.

     Adjustments. The exercise price and the number of shares of common stock that can be purchased on the exercise of the warrants will be adjusted when certain events occur, including:

          .    Stock splits;

          .    Reverse stock splits; or

          .    Combinations of the common stock.

     To enable warrant holders to acquire securities or property receivable by a holder of common stock that might have been purchased upon exercise of the warrant, the exercise price may be adjusted in the following cases:

          .    A reclassification or exchange of VidaMed's common stock;

          . VidaMed's consolidation or merger with or into another corporation (other than a consolidation or merger in which VidaMed is the surviving corporation); or

          .    The sale of all or substantially all of VidaMed's assets.

     Transfer, Exchange and Exercise. If a market for the warrants develops, the holder may sell the warrants instead of exercising them. There can be no assurance, however, that a market for the warrants will develop or continue and VidaMed does not intend to apply for the listing of the warrants on any exchange.

     Warrant Holder Not a Stockholder. The warrants will not confer upon holders any voting, dividend or other rights as stockholders of VidaMed.


     Limitation on Exercise of Warrant. The warrants will not be exercisable unless, at the time of the exercise, VidaMed has a current prospectus covering the shares of common stock to be issued upon the exercise of the warrants, and those shares have been registered or qualified or are exempt from registration or qualification under the securities laws of the state of residence of the exercising holder of the warrants. Although we will use our best efforts to register or qualify all of the shares of common stock to be issued upon the exercise of the warrants, or to secure an exemption from such requirements, on or before the exercise date and to maintain a current prospectus until the expiration of the warrants, there can be no assurance that we will be able to do so.

                                 Legal Matters

     The validity of the common stock offered by this prospectus will be passed on for us by Shartsis, Friese & Ginsburg LLP, One Maritime Plaza, 18th Floor, San Francisco California 94111.

                                    Experts

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1998, as described in their report (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Notes 1 and 13 to the consolidated financial statements). Their report is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                      Where You Can Find More Information


     We file proxy statements, reports and other information with the Securities and Exchange Commission as required by the Securities Exchange Act of 1934. You can inspect and copy this information at regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048, and at the Public Reference Office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

     You can also obtain copies of the documents we file with the SEC from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, for a fee determined by the SEC. You may obtain information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding VidaMed and other companies that file electronically with the SEC.

     Our common stock is traded on the Nasdaq SmallCap Market. Our reports and other information may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     This prospectus is part of a registration statement that we filed with the SEC under the Securities Act of 1933. This prospectus does not contain all the information included in the registration statement. For further information regarding VidaMed and its common stock, please refer to the registration statement and its exhibits. You can receive copies of the registration statement as discussed above. Statements contained in this prospectus or in any prospectus supplement that describe the contents of any contract or other document are only summaries of material terms and are not necessarily complete. You should refer to the actual copy of the contract or document filed as an exhibit to the registration statement for more complete information.

                     Information Incorporated by Reference

     We incorporate by reference the following documents and all future documents filed by VidaMed under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

1. Our registration statements on Form 8-A filed with the Securities and Exchange Commission on June 17, 1995 and January 31, 1997.


2. Our amended annual report on Form 10-K for the fiscal year ended December 31, 1998.

3. All other reports filed under section 13(a) or 15(d) since December 31, 1998, including (a) our amended quarterly reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999; (b) our proxy statement on Schedule 14A filed on April 27, 1999; and (c) our reports on Form 8-K dated October 29, 1999 and December 8, 1999.

4. All other information we file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this prospectus and prior to the termination of this offering.

     You may receive free copies of these filings by writing or calling:

VidaMed, Inc.
46107 Landing Parkway
Fremont, California 94538
Telephone: (510) 492-4902
Attention: Investor Relations

     You should rely only on the information provided or incorporated by reference in this prospectus or in a prospectus supplement or amendment. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. Also, this prospectus does not offer to sell any securities other than the securities covered by this prospectus. You should not assume that the information in this prospectus or a prospectus supplement or amendment is accurate as of any date other than the date on the front of the document.




                                 VIDAMED, INC.

                       6,000,000 Shares of Common Stock

                  1,500,000 Warrants to Purchase Common Stock

                 1,500,000 Shares of Common Stock to be Issued

                         Upon the Exercise of Warrants





                          __________________________
                                  Prospectus

                               December _, 1999

                          __________________________

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq SmallCap Market listing fee.

Securities and Exchange Commission registration fee...............................    $   4,203
Nasdaq SmallCap Market listing fee................................................        7,500
Printing and engraving expenses...................................................        6,000
Legal fees and expenses...........................................................       50,000
Accounting fees and expenses......................................................       25,000
Transfer agent and registrar fees and expenses....................................        1,500
Miscellaneous.....................................................................        2,500
                                                                                       --------

   Total..........................................................................    $  96,703
                                                                                       --------


Item 15.  Indemnification of Directors and Officers

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article VIII of the Registrant's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation if that person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, regarding any criminal action or proceeding, if the indemnified party had no reason to believe his or her conduct was unlawful.

     The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 16.  Exhibits

     The Exhibit Index is included at page 16.

Item 17.  Undertakings


     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling the Registrant in accordance with the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission that indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     In the event that a claim for indemnification against those liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

     The undersigned Registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

               provided, however, that paragraphs 1(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          3. That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          4. For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
     Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          5. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, VidaMed, Inc. certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on December 16, 1999.

                 VIDAMED, INC.

                 By: /s/ Randy D. Lindholm
                 -------------------------------------
                 Randy D.  Lindholm
                 President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                    Title                             Date

/s/Randy D.  Lindholm        President and Chief Executive     December 16, 1999
---------------------------
(Randy D.  Lindholm)         Officer and Chairman of the Board
                             (Principal Executive Officer)

/s/ John Howe                Vice President of Finance and     December 16, 1999
---------------------------
(John Howe)                  Chief Financial Officer
                             (Principal Financial Officer
                             and Principal Accounting
                             Officer)


Exhibit            Description                                                Page
Number
       4.1+        Certificate of Incorporation of Registrant

       4.2+        Restated Bylaws of Registrant

       4.3++       Form of Common Stock Certificate

       4.4+++      Preferred Shares Rights Agreement dated as of January 27, 1997, between the Registrant and American Securities Transfer & Trust,
                   Inc., including the Certificate of Designations, the Form of
                   Rights Certificate and the Summary of Rights attached thereto as
                   Exhibits A, B and C, respectively

       4.5         Form of Common Stock Purchase Warrant

       5.1+++++    Opinion of Shartsis, Friese & Ginsburg LLP

       23.1+++++   Consent of Ernst & Young LLP, Independent Auditors

       23.2        Consent of Shartsis, Friese & Ginsburg LLP (included in Exhibit
                   5.1)

       24.1++++    Power of Attorney

       ______________
+ Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995, and incorporated into this prospectus by reference.

++ Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (File No. 33-90746) and incorporated into this prospectus by reference.

+++    Filed as an Exhibit to the Registrant's Registration Statement on
       Form 8-A filed with the Commission on January 31, 1997, and incorporated into this prospectus by reference.

++++ Included on page II-4 of Registrant's Form S-3 (File No. 333-80585) filed on June 14, 1999, and incorporated into this prospectus by reference.

+++++  To be filed in a subsequent amendment.